Exhibit 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT, dated the fifteenth day of October, 2005, by and between CapGen CHP, Inc., whose address is 10101 - C. Avenue D, Brooklyn, New York, 11236, (hereinafter called “Landlord”), and Capstone Turbine Corporation, whose address is 21211 Nordhoff Street, Chatsworth, California, 91311 (hereinafter called “Tenant”).

WHEREAS, the City of New York is the fee owner of the property known as 101 - 01 Avenue D, Brooklyn, New York (the “Property”), as more particularly described in the Master Lease. The City of New York has heretofore entered into that certain Subordinate Lease, dated as of September 1,1984, with Laura Realty Co. (successor in interest to Rentar Development Corporation, and hereinafter referred to as “LRC”), as tenant (the “Master Lease”).

WHEREAS, LRC further subleased the property to A.P.L. Corporation (predecessor in interest to Landlord) pursuant to that certain lease dated September 7th, 1967, as amended by that First Amendatory Agreement, dated April 30, 1968, and that certain Second Amendatory Agreement, dated October 21,1968, and that certain Agreement pursuant to Section 2.03, dated May 6,1969, and made a part hereof (said lease and all of the above agreements, as amended, being referred to as the “Lease”).

For and in consideration of the respective covenants, conditions and agreements set forth herein Landlord does hereby demise to Tenant approximately 6,000 +/–square feet of space in the Property together with all required or necessary easements, rights and ways appurtenant thereto, and those portions of Landlord’s rights, title and interest necessary for access in all public ways adjoining the same and any buildings, improvements, equipment and fixtures located within the rental property hereinafter collectively called the “premises”).

Representations. (a) Landlord represents that (1) It has a leasehold interest in the premises pursuant to the Lease, and that the term of the Lease is equal to or greater than the lease term hereof, including the renewal term set forth in paragraph 4 hereof; (2) Landlord has full power and authority to lease the premises to Tenant; and (3) Landlord covenants the Tenant, upon payment or lease and performance of the covenants contained herein, shall peaceably and quietly have, hold and enjoy the premises during term of the lease agreement and any renewal thereof.

(b) Tenant represents that (1) it has full power and authority to enter into this agreement and (2) the execution and delivery of this agreement has been duly authorized by Tenant.

Term. The primary term of this lease agreement shall commence on October 15, 2005, and end upon October 14, 2010 unless modified by an approved sub-lease prior to the ending date.

Rent. During the term of this Lease agreement, Tenant agrees to pay to Landlord for the premises, the following sums:

Years 1 and 2	(10/15/05 - 10/14/07)	$8,375.00 per month
Years 3 and 4	(10/15/07 - 10/14/09)	$8,850.00 per month
Year 5	(10/15/09 - 10/14/10)	$9,250.00 per month

(Tenant shall also have three (3) individual one year options to extend this lease for year 6 at $9,250.00 per month, year 7 and year 8 at $ 9,750.00 per month)

(b)  Lease shall commence on October 15, 2005. As used herein the “Year” shall mean the period from the commencement of the term to the end of the (12th) full calendar month thereafter; subsequent years shall commence on the first (1st) day of the next month of the term and on each anniversary thereafter. Tenant covenants and agrees to pay all lease amounts reserved hereunder to Landlord, without notice or demand, in advance, on the first (1st) day of each month during the term of this agreement.

(c)  All payments shall be paid to CapGen CHP, Inc., 10101 - C. Avenue D, Brooklyn, New York, 11236, or at such other place or to such appointee of the Landlord as the Landlord may from time to time designate in writing.

Utilities. Telephone and any other utilities installed and utilized or consumed in the premises shall be billed directly to Tenant, and Tenant shall be responsible for payment of said bills. Tenant shall be responsible for the cost of bringing telephone and other related utilities into the premises and the cost of their use. Landlord represents that such utilities have been brought to the premises by landlord and tenant must merely bring same into the demised premises.

Real Estate Taxes, (a) Landlord shall pay the real estate taxes on the premises. Tenant shall pay any tax assessed on the personal property, inventory, or additional equipment used in the operation of his business.

Security Deposits. Upon execution of this lease agreement, Tenant shall deliver to Landlord the first month payment based on the monthly lease price.

Assignment and Subletting. Tenant shall not have the right to assign this agreement or sub-lease or to sublet all or any portion of the rental premises, without Landlord’s consent which shall not be unreasonably withheld or delayed.

Use of Premises. Tenant shall use the premises for office space to support sales of its products and services. Tenant shall not change the use of the premises without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed. No hazardous waste or hazardous material shall be stored, disposed of or used on the premises. Tenant agrees to comply with all applicable zoning and other laws and regulations, and provide and install at its own expense any additional equipment or alterations required to comply with all such laws and regulations as required from time to time. Tenant further covenants and agrees (1) to use the premises in a manner which does not interfere with the rights of quiet enjoyment of any other tenants of the building and which is not a nuisance, and (ii) not to make any objectionable use of the premises to generate any objectionable odor therefrom. Notwithstanding the portioning Landlord represents premises to have a valid Certificate of Occupancy for Tenant’s use of this premise.

Parking. Tenant shall have a non-exclusive use of the parking lot or parking areas. Tenant shall abide by the terms and conditions as stated for In the Non-Exclusive use of the Common Area of the parking lot, but will enjoy exclusive use of those areas designated for parking in the additional Warehouse & Manufacturing spaces lease.

Compliance with Laws: Environmental.

(a)  Tenant covenants and agrees that it will, at its own expense, observe, comply with and execute all laws, orders, rules, requirements and regulations of any and all governmental departments, bodies, bureaus, agencies and officers, and all rules, directions, requirements recommendations of local board of fire underwriters and the fire insurance rating organizations having jurisdiction over the area In which the premises are situated, or other bodies or agencies now or hereinafter exercising similar functions in the area in which the premises are situated, (collectively “Laws”), in any way pertaining to the premises or the use and occupancy of the premises except that Landlord shall be responsible for the Certificate of Occupancy and structural repairs. In the event tenant shall fail or neglect to comply with any of the Laws, Landlord or its agents may enter the premises and take all such action and do all such work in or to the premises as may be necessary in order to cause compliance with such laws, orders, rules, requirements or recommendations, and Tenant covenants and agrees to reimburse Landlord promptly upon demand for the expense incurred by Landlord in taking such action performing such work, which may be the responsibility of Tenant.

(b)  Tenant will not do, or suffer to be done, anything in or about the premises contrary to use clause herein, or keep anything in or about the premises, contrary to use clause herein, which will contravene or affect any policy of insurance against loss by fire or other hazards, including, but not limited to, public liability, now existing or which the Landlord may hereafter place thereon, or which will prevent the Landlord from procuring such policies in companies acceptable to Landlord at standard rates.

(c)  Tenant shall use and operate the premises, at all times during the term hereof, under and in compliance with all federal and State of New York laws and regulations, and in compliance with all applicable Environmental Legal Requirements. “Environmental Legal Requirements” shall mean any applicable law relating to public health, safety, or the environment, including, without limitation, relating to releases, discharges or omissions to air, water, land or groundwater, to the withdrawal or use Of groundwater, to the use and handling of polychlorinated biphenyls (“PCB’s”) or asbestos, or asbestos containing products, to the disposal, treatment storage or management of solid or other hazardous or harmful wastes or to exposure to toxic, hazardous or other harmful materials (collectively Hazardous Substances”) to the handling, transportation, discharge or release of gaseous or liquid substance and any regulation or final order or directive issues pursuant to such statute or ordinance, in each case applicable to the premises, the building or its operation, construction or modification, including without limitation the following: the Clean Air Act, the Federal Water Pollution Control Act (“FWPCA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Solid and Hazardous Waste Amendments of 1984 (“RCRA”), the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1936, the Solid Waste Disposal Act, and any state statutes addressing similar matters, and any state statute providing for financial responsibility for clean-up or other actions with respect to the release or threatened release of any the above-referenced substances.

(d)  Tenant hereby indemnifies and saves landlord harmless from all liabilities and claims arising from the use, storage or placement of any Hazardous Substances upon the premises or elsewhere within the property of the Landlord related to the premises.of Landlord (if brought or placed thereon by Tenant, its agents, employees, contractors or invitees); and Tenant shall (i) within fifteen (15) days after written notice thereof, take or cause to be taken, at its sole expense, such actions as may be necessary to comply with all Environmental Legal Requirements and (ii) within fifteen (15) days after written demand therefore, reimburse Landlord for any amounts expended by Landlord to comply with any Environmental Requirements with respect to the premises or with respect to any other portions of Landlord’s property related to the premises as the result of the placement or storage of Hazardous Substance by Tenant, its agents, employees, contractors or invitees, or in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, reasonable attorneys’ fees, fines or the penalty payments.

(e)  For purposes of this provision, Tenant shall be conclusively deemed to have violated the Environmental Legal Requirements if (i) any notice or orders directed to either Landlord or Tenant by any governmental agency, body, or court alleging that such violation by Tenant has occurred; or (ii) if Landlord obtains and delivers to Tenant a certified report prepared by an engineer or other party engaged in the business of testing for determining the existence of Hazardous Substances, which report states that there are Hazardous Substances used, stored or placed upon the premises by Tenant.

Indemnification.   (a) Tenant shall defend all actions against and shall pay, protect, indemnify and hold harmless the Landlord or any officer, director, employee or shareholder of Landlord, from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (but excepting such as may be due to the negligence of Landlord) arising out of (a) any breach by tenant of any warranty, representation or covenant contained in this Rental agreement; (b) the violation of the permitted specified occupancy or use of the premises by tenant. The foregoing indemnification shall survive the expiration or sooner termination of the lease agreement.

(b) Landlord shall defend all actions against and shall pay, protect, indemnify and hold harmless the Tenant or any officer, director, employee or shareholder of Tenant, from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (but excepting such as may be due to the negligence of Tenant) arising out of any breach by Landlord of any warranty, representation or covenant contained in the rental agreement. The foregoing indemnification shall survive the expiration or sooner termination of the rental agreement.

Tenant shall be responsible for any legal requirements made necessary by any act or work performed by Tenant or by the particular nature of Tenant’s use of the premises except for Landlords Certificate of Occupancy obligation. Landlord shall be responsible for any legal requirements made necessary by and act or work performed by Landlord or its agents. Any legal requirement not meeting either of the above criteria shall be the responsibility of Tenant if such requirements relate to a non-structural item and apply to the premises (but not to other portions of the property of Landlord or any easement area) and shall be the responsibility of Landlord if such requirements relate to a structural item as they pertain to the premises or relate to a structural or non- structural item as they pertain to any other portions of Landlord’s property excluding the premises (including any easement area).

Maintenance and Repairs and Work by Landlord. Throughout the Term, Landlord shall be responsible for all repairs, maintenance or replacement of structural portions of the premises, all easement areas, the roof, building systems, parking lot, sidewalks, exterior of the building, facade, all other areas other than the nonstructural portions of the premises and any damage caused by the negligence of Landlord, its agents, contractors, employees, invitees or licensees. Landlord’s obligations to repair, maintain or replace shall not apply with respect to any damage caused by the negligence of Tenant, its agents, contractors, employees, invitees or licensees.

Maintenance, Repairs and Work by Tenant.

(a)  Tenant shall be responsible for all other repairs not expressly reserved to Landlord. Tenant shall obtain certificates of insurance from any contractors performing work on the premises as reasonably required by Landlord, Laura Realty Company and/or the City of New York.

(b)  Tenant shall submit in advance to Landlord details of plans for any work which will be reviewed by Landlord, and is reasonably acceptable to Landlord shall be submitted to CapGen, CHP Inc. Food Professionals, Inc. SETCO, LRC and the City of New York for consent. Tenant shall not begin such work or any other renovation or work without the prior written reasonable consent. of Landlord, Setco, LRC, and the City of New York. Upon receipt of such consents, Tenant may commence the work provided that such work is material in conformance with the approved scope work and is performed in compliance with all applicable laws and codes.

(c)  Tenant at its cost shall have the right to place, construct and maintain interior signs and, subject to Landlord’s reasonable consent, exterior signs on the premises and the Building in compliance with all applicable laws, codes and governmental regulations.

(d)  Tenant further agrees that it will maintain the premises at its own expense in a clean, orderly and sanitary condition, free of insects, rodents, vermin, and other pests; and that it will not permit undue accumulation of garbage, trash, rubbish or other refuse, but will remove the same at its own expense and will keep such refuse in proper containers within the interior of the premises until called for to be removed.

Insurance. Tenant at its sole cost and expense, shall provide and keep in force comprehensive general liability insurance against claims for bodily injury, death or property damage occurring in or about the premises, operation and control of the premises, including, but not limited to contractual liability in connection with the indemnification of Landlord, in a combined single event of not less than $ 2,000,000.00 (Two million dollars.) Such Insurance shall be provided by an insurance company or Company’s licensed to do business in the State of New York and reasonably acceptable to Landlord. Tenant shall cause Landlord to be named as an additional insured on said liability insurance and shall provide Landlord with a certificate evidencing such coverage. Landlord shall maintain fire, casualty and extended risk insurance coverage on the Building. Landlord represents and warrants that at all times during the term hereof it will maintain such insurance in full force and effect.

Miscellaneous. It is understood and agreed that all prior understandings and agreements between the parties hereto are merged in this instrument, which alone fully and completely expresses their agreement, with neither party relying upon any statement or representation made by the other which is not embodied in these instruments. These instruments may not be changed or terminated orally. The terms, covenants, and conditions of this rental agreement shall be binding upon, and inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors and assigns, and shall run with the land. Whenever used herein, the singular number shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders. At the request of either party, and at the expense of the requesting party, both parties shall execute recordable instruments evidencing this rental agreement.

Notices. All notices required hereunder shall be sent by certified mail, return receipt requested, or by recognized overnight delivery service to the following: To Landlord: at 10101-C Avenue D, Brooklyn, NY 11236. To Tenant: 21211 Nordhoff Street, Chatsworth, California, 91311.

Waiver of Jury Trial. THE LANDLORD AND THE TENTANT WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM, OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS RENTAL AGREEMENT. THIS WAIVER APPLIES TO ALL CLAIMS AGAINST ALL

PARTIES TO SUCH ACTIONS AND PROCEEDINGS, INCLUDING PARTIES WHO ARE NOT PARTIES TO THIS RENTAL AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND INVOLUNTARILY MADE BY THE TENANT AND THE TENANT ACKNOWLEDGES THAT NEITHER THE LANDLORD, NOR ANY PERSON ACTING ON BEHALF OF THE LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY MODIFY OR NULLIFY ITS EFFECTS.

IN WITNESS WHEREOF, the parties hereto have caused this rental agreement to be executed, and their respective seals affixed thereto, as of the date first above written.

Capstone Turbine Corporation

By	/s/ John R Tucker	Date:	12/01/05
John R. Tucker, CEO and President

CapGen CHP, Inc.

By:	/s/ Dennis Lane	Date:	12/06/05
Dennis Lane, Vice President

Addendum 1 to the Commercial Lease between CapGen CHP, Inc and Capstone Turbine Corporation

This addendum (“Addendum”) to the commercial lease effective October 15, 2005 between CapGen CHP, Inc (signed in December, 2005) herein called Lessor, and Capstone Turbine Corporation, herein called Lessee, is entered into for the purpose of changing the monthly rent to accommodate additional square footage as follows:

Rent Paragraph of the lease is revised from:

Rent.   During the term of this Lease agreement, Tenant agrees to pay to Landlord for the premises, the following sums:

Years 1 and 2	(10/15/05 - 10/14/07)	$8,375.00 per month
Years 3 and 4	(10/15/07 - 10/14/09)	$8,850 00 per month
Year 5	(10/15/09 - 10/14/10)	$9,250 00 per month

(Tenant shall also have three (3) individual one year options to extend this lease for year 6 at $9,250 00 per month, year 7 and year 8 at $ 9.750 00 per month)

TO:

Rent   During the term of this Lease agreement, Tenant agrees to pay to Landlord for the premises, the following sums:

Year 1	(10/15/05 - 09/30/06)	$8,375 00 per month
Year 2	(10/01/06 - 10/14/07)	$45,850 00 per month
Years 3 and 4	(10/15/07 - 10/14/09)	$ 47,250 00 per month
Year 5	(10/15/09 - 10/14/10)	$48,250 00 per month

(Tenant shall also have three (3) individual one year options to extend this lease for year 6 at $ 49,250 00 per month, year 7 and year 8 at $ 51,500 00 per month)

Assignment and Subletting  Paragraph of the lease is revised from:

Assignment and Subletting  Tenant shall not have the right to assign this agreement or sub-lease or to sublet all or any portion of the rental premises, without Landlord’s consent which shall not be unreasonably withheld or delayed.

TO:

Assignment and Subletting Tenant shall not have the right to assign this agreement or sub-lease or to sublet all or any portion of the rental premises, without Landlord’s consent which shall not be reasonably withheld or delayed.  Because of the multiple occupancies and tenants within the building and their respective usage and utilization of the building, and Tenant’s overlap of those adjoining occupancy spaces, additional documents and/or amendments to this lease may be required by the Landlord and Tenant in the future.

Use of Premises Paragraph of the lease is revised from:

Use of Premises  Tenant shall use the premises for and as non-retail office space.  Tenant shall not change the use of the premises without the prior written consent of the Landlord which shall not be unreasonebly withheld or delayed.   No hazardous waste or hazardous material shall be stored, disposed of or used on the premises.  Tenant agrees to comply with all applicable zoning and other laws and regulations, and provide and install at its own expense any additional equipment or alterations required to comply with all such laws and regulations as required from time to time.  Tenant further covenants and agrees (1) to use the premises in a manner which does not interfere with the rights of quiet enjoyment of any other tenants of the building and which is not a nuisance, and (ii) not to make any objectionable use of the premises to generate any objectionable odor therefrom.   Notwithstanding the portioning Landlord represents premises to have a valid Certificate of Occupancy for Tenant’s use of this premise.

TO:

Use of Premises  Tenant shall use the premises for office space (approximately 5,000 sf), warehousing (approximately 17,500 sf), manufacturing and light component assembly work (approximately 25,000 sf), for an approximate aggregate total of 47,500 square feet.  Tenant shall not change the use of the premises without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed.   No hazardous waste or hazardous material shall be stored, disposed of or used on the premises.  Tenant agrees to comply with all applicable zoning and other laws and regulations, and provide and install at its own expense any additional equipment or alterations required to comply with all such laws and regulations as required from time to time.  Tenant further covenants and agrees (1) to use the premises in a manner which does not interfere with the rights of quiet enjoyment of any other tenants of the building and which is not a nuisance, and (ii) not to make any objectionable use of the premises to generate any objectionable odor therefrom. Notwithstanding the portioning Landlord represents premises to have a valid Certificate of Occupancy for Tenant’s use of this premise.

Signed this 27 day of September 2006

	LESSEE: CAPSTONE TURBINE CORPORATION		LESSOR: CAPGEN CHP, INC,
BY:	/s/ Mark Gilbreth	BY:	/s/ Dennis Lane

NAME:	Mark Gilbreth	NAME	Dennis Lane

TITLE:	President & CEO/COO	TITLE:	Vice President

DATE:	9/27/06	DATE:	9/27/06